Exhibit 99.1

COLUMBUS Phase 3 Study Results in BRAF-Mutant Melanoma Presented at Society for Melanoma Research Annual Congress

– Binimetinib plus encorafenib meets primary endpoint with statistically significant advantage on median PFS of 14.9 months versus 7.3 months for vemurafenib monotherapy –

– Additional PFS, ORR and durability data support primary endpoint result –

– Detailed safety and drug exposure data presented; combination of binimetinib plus encorafenib demonstrates a favorable tolerability profile –

BOULDER, Colo., and CASTRES, France, Nov. 9, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) and Pierre Fabre today jointly announced new results from the pivotal Phase 3 COLUMBUS trial of binimetinib plus encorafenib (bini/enco) treatment in BRAF-mutant melanoma patients at the Society for Melanoma Research Annual Congress. The study met its primary endpoint, with the combination of bini/enco significantly improving progression free survival (PFS) compared with vemurafenib, a BRAF inhibitor, alone. The combination of bini/enco was generally well-tolerated and reported adverse events (AEs) were overall consistent with previous published clinical trial results for the bini/enco combination in BRAF-mutant melanoma patients.

"The results presented today from the COLUMBUS trial, including estimated progression free survival, objective response rate, dose intensity and tolerability of the combination, provide a strong and consistent theme across multiple endpoints, underscoring the promise of binimetinib plus encorafenib as a potential, attractive treatment option for patients diagnosed with BRAF-mutant melanoma," said Keith T. Flaherty, M.D., Director of the Termeer Center for Targeted Therapy, Massachusetts General Hospital and Professor of Medicine, Harvard Medical School.

In the analysis of the primary endpoint, the median PFS (mPFS) for patients treated with the combination of bini/enco was 14.9 months versus 7.3 months for patients treated with vemurafenib; hazard ratio (HR) 0.54, (95% CI 0.41-0.71, p<0.001). As part of the trial design, the primary analysis was based on a Blinded Independent Central Review (BICR) of patient scans, while results by local review at the investigative site were also analyzed. The chart below outlines the mPFS results, as determined by both assessments, for the combination of bini/enco versus vemurafenib, bini/enco versus encorafenib, and encorafenib versus vemurafenib:

	mPFS BICR		mPFS Local Review
Bini/Enco vs. Vemurafenib	Bini/Enco	Vemurafenib	Bini/Enco	Vemurafenib
	14.9 months	7.3 months	14.8 months	7.3 months
	HR (95% CI): 0.54 (0.41-0.71); P<0.001		HR (95% CI): 0.49 (0.37-0.64); P<0.001

Bini/Enco vs. Encorafenib	Bini/Enco	Encorafenib	Bini/Enco	Encorafenib
	14.9 months	9.6 months	14.8 months	9.2 months
	HR (95% CI): 0.75 (0.56-1.00); P=0.051		HR (95% CI): 0.68 (0.52-0.90); P=0.006

Encorafenib vs. Vemurafenib	Encorafenib	Vemurafenib	Encorafenib	Vemurafenib
	9.6 months	7.3 months	9.2 months	7.3 months
	HR (95% CI): 0.68 (0.52-0.90); P=0.007		HR (95% CI): 0.70 (0.54-0.91); P=0.008

The combination of bini/enco also demonstrated an improvement in confirmed overall response rate (ORR; complete response plus partial response), as well as favorable median duration of exposure, high median dose intensity and consistent activity in patients with prior immunotherapy treatment as well as an advantage in terms of maintaining quality of life for patients.

	Confirmed ORR BICR	Confirmed ORR Local Review
Bini/Enco	63% (95% CI: 56-70%)	75% (95% CI: 68-81%)
Vemurafenib	40% (95% CI: 33-48%)	49% (95% CI: 42-57%)
Encorafenib	51% (95% CI: 43-58%)	58% (95% CI: 50-65%)

  Median duration of exposure was approximately 51 weeks for patients receiving bini/enco, versus 31 weeks and 27 weeks for the encorafenib and vemurafenib monotherapy arms, respectively
  Median dose intensity for patients treated with bini/enco was 100% (encorafenib) and 99.6% (binimetinib)
  5% of bini/enco patients had received prior treatment with check-point inhibitors, including ipilimumab, anti-PD-1 and/or anti-PD-L1 therapies, and the observed clinical activity for these patients was consistent with that of bini/enco patients who had not received prior immunotherapy
  The Quality of Life (QoL) measures were consistent between two scales and showed an advantage in terms of maintaining quality of life for patients receiving bini/enco compared to patients treated with either encorafenib or vemurafenib single agent therapy. The QoL scales used were the EORTC Quality of Life Questionnaire Core 30 and FACT-Melanoma Scale Score (Functional Assessment of Cancer Therapy).

The combination of bini/enco was generally well-tolerated and reported AEs were overall consistent with previous bini/enco combination clinical trial results in BRAF-mutant melanoma patients.

  Grade 3/4 AEs which occurred in more than 5% of patients receiving bini/enco included increased gamma-glutamyltransferase (GGT), increased blood creatine phosphokinase (CK), and hypertension
  The incidence of AEs of special interest (toxicities commonly associated with commercially available MEK+BRAF-inhibitor treatments), for patients receiving bini/enco included (% of patients): rash (23%), pyrexia (18%), retinal pigment epithelial detachment (13%) and photosensitivity (5%)

"The robust PFS benefit and tolerability observed with binimetinib plus encorafenib in COLUMBUS suggest the combination represents a potential important addition to the MEK/BRAF treatment landscape for patients with BRAF-mutant melanoma," said Victor Sandor, Chief Medical Officer, Array BioPharma. "We are preparing these data for regulatory submission in 2017."

Frédéric Duchesne, Chief Executive Officer Pharmaceutical Division, Pierre Fabre remarked, "We are very pleased with the promising results and look forward to the possibility that, if approved, the combination of encorafenib plus binimetinib could offer a new treatment option for patients suffering from this devastating disease."

About the Phase 3 COLUMBUS Study
The COLUMBUS trial, (NCT01909453), is a two-part, international, randomized, open label Phase 3 study evaluating the efficacy and safety of the combination of binimetinib plus encorafenib to vemurafenib and encorafenib monotherapy in 921 patients with locally advanced, unresectable or metastatic melanoma with BRAF V600 mutation. Prior immunotherapy treatment was allowed. Over 200 sites across North America, Europe, South America, Africa, Asia and Australia participated in the study. Patients were randomized into two parts:

  In Part 1, 577 patients were randomized 1:1:1 to receive bini/enco of 45mg binimetinib plus 450mg encorafenib, 300mg encorafenib alone, or 960mg vemurafenib alone. The primary endpoint for the COLUMBUS trial was a PFS comparison of bini/enco versus vemurafenib. PFS is determined based on tumor assessment (RECIST version 1.1 criteria) by a Blinded Independent Central Review. Secondary endpoints include a comparison of the PFS of encorafenib monotherapy to that of bini/enco and a comparison of overall survival (OS) for bini/enco to that of vemurafenib alone.
  In Part 2, 344 patients were randomized 3:1 to receive 45mg binimetinib plus 300mg encorafenib or 300mg encorafenib alone. Part 2 is designed to provide additional data to help evaluate the contribution of binimetinib to the combination of bini/enco. While formal statistical analysis of Part 2 is only planned if both the comparison of PFS between bini/enco versus vemurafenib and bini/enco versus encorafenib achieve statistical significance in Part 1, data from Part 2 are anticipated in mid 2017 and will be provided to global health authorities as part of planned regulatory submissions in 2017.

Binimetinib and encorafenib are investigational medicines and are not currently approved in any country.

ARRAY BIOPHARMA INVESTOR RECEPTION
Array will be hosting an investor reception immediately following the conclusion of SMR. The event will be held on Wednesday, November 9 from 1 – 3 pm ET in Boston and will include an encore presentation of the COLUMBUS results by Dr. Flaherty at 1:15 pm ET. The public is welcome to participate in the presentation through a webcast (live and replay): http://edge.media-server.com/m/p/jmj68buy. For questions regarding the reception, please contact Melissa Green/ConferenceSource at 303-886-8366 or melissa@conference-source.com.

About BRAF-Mutant Melanoma
Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and over 10,000 deaths from the disease expected in 2016. Novel therapies that target the RAS-RAF-MEK-ERK pathway have a strong scientific rationale for activity in this disease, as up to 50% of patients with metastatic melanoma have activating BRAF mutations, the most common gene mutation in this patient population. Current marketed MEK/BRAF combination agents have a run rate forecasted to approach $1 billion in annual worldwide sales.

About Binimetinib & Encorafenib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor and encorafenib is a late-stage small molecule BRAF inhibitor, both of which target key enzymes in this pathway.

Binimetinib and encorafenib are being studied in clinical trials in advanced cancer patients, including the recently initiated Phase 3 BEACON CRC trial that will study encorafenib in combination with cetuximab with or without binimetinib in patients with BRAF V600E-mutant colorectal cancer. In September 2016, the FDA accepted the New Drug Application (NDA) for binimetinib in NRAS-mutant melanoma with a target action date under the Prescription Drug User Fee Act (PDUFA) of June 30, 2017. Also, the binimetinib Marketing Authorization Application (MAA) submitted by Pierre Fabre was validated and is currently under evaluation by the Committee for Medicinal Products for Human Use (CHMP).

Array BioPharma retains exclusive rights to binimetinib and encorafenib in key markets including the U.S., Japan, Canada, Korea and Israel. Pierre Fabre will have exclusive rights to commercialize both products in all other countries, including Europe, Asia and Latin America.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to http://www.arraybiopharma.com/.

About Pierre Fabre
Pierre Fabre is a French private pharmaceuticals and dermo-cosmetics company founded in 1962 by Mr. Pierre Fabre. Its turnover reached over 2.2 billion Euros in 2015, spread over 130 countries. The company is structured around two divisions: Pharmaceuticals (prescription drugs, consumer health care) and Dermo-cosmetics (including Pierre Fabre Dermatologie, one of the most comprehensive portfolio of Rx dermatology worldwide, and Eau Thermale Avène, a global market-leading brand in dermo-cosmetics).

Pierre Fabre employs some 13,000 people worldwide and owns subsidiaries in 43 countries. In 2015, the company allocated 16% of its pharmaceuticals sales to R&D with a focus on 4 therapeutic areas: oncology, dermatology, CNS and consumer health care.

Pierre Fabre Oncology, a business unit of the Pierre Fabre company, is supported by over 1,000 employees with a strong focus on European markets. In 2015, worldwide annual sales of Pierre Fabre Oncology products surpassed $200 million on the strength of the Oral Navelbine, Javlor and Busilvex brands.

Through the Group's controlling company Pierre Fabre Participations, Pierre Fabre is 86% owned by the Pierre Fabre Foundation, a recognized public-interest organization since 1999. Up to 8% of the remaining shares are held by the company's employees and the remaining balance is held as treasury stock.
To find out more about Pierre Fabre, please go to www.pierre-fabre.com

Array BioPharma Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib and encorafenib, and the timing of the announcement of further results of clinical trials for binimetinib and encorafenib; expectations regarding the timing of regulatory filings for binimetinib and encorafenib and regarding approval of binimetinib and encorafenib for BRAF-mutant melanoma; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib and encorafenib. Specifically, there is no assurance that results from the COLUMBUS study, including Parts 1 and 2, will satisfy the requirements of regulatory authorities necessary to file an application for marketing approval, or that if such application is accepted, that it will be approved. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib and encorafenib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of November 9, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACTS:	Tricia Haugeto	Valérie Roucoules
	(303) 386-1193	(33) 1 49 10 83 84
	thaugeto@arraybiopharma.com	valerie.roucoules@pierre-fabre.com

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